Exhibit 99.1

Assurant Announces 2019 Property Catastrophe Reinsurance Program
Lowering Per-Event Retention from $120M in 2018 to $80M
NEW YORK, July 8, 2019 — Assurant, Inc. (NYSE: AIZ), a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases, today announced it has finalized its 2019 property catastrophe reinsurance program, reducing the company’s financial exposure and protecting more than 3 million homeowners and renters policyholders against severe weather and other hazards.
“We are pleased to complete our 2019 catastrophe reinsurance program, which this year includes a significant reduction of our per-event retention to $80 million, as we look to lower our catastrophe exposure and produce more predictable earnings and cash flow,” said Assurant President and Chief Executive Officer Alan Colberg.
“At Assurant, we manage risk to protect and support our policyholders when catastrophes occur. Going forward, we will continue to evaluate options to further reduce our catastrophe exposure,” Colberg added.
2019 U.S. Program Key Highlights

•
U.S. Program provides $1.16 billion of coverage(1) in excess of a $80 million retention per-event with a projected probable maximum loss (PML) of approximately a 1-in-173-year storm, based on projected modeled loss estimates(2).

•	When combined with the Florida Hurricane Catastrophe Fund, the program is covered for gross Florida losses of up to $1.4 billion.

•	Multiyear reinsurance contracts cover approximately 35 percent of reinsurance layers.

•
All layers of the program allow for one automatic reinstatement, except Layer 1 which has two reinstatements, and include a cascading feature that provides multi-event protection in which higher coverage layers drop down to $120 million as the lower layers and reinstatement limit are exhausted.

•
2019 reinsurance premiums for this program are estimated to be approximately $165 million pre-tax(3) reflecting the significant decrease in catastrophe per-event retention and modest growth in exposure. Coverage was placed with more than 45 reinsurers that are all rated A- or better by A.M. Best.

2019 Property Catastrophe Reinsurance Program

$1,240M
$1,100M
$720M
$450M
$260M
$170M
$120M
$80M
Layer 7
Layer 6
Layer 5
Layer 4
Layer 3
Layer 2
Layer 1
Retention
Multiyear: 30% of Layers 3-6
Multiyear: 14% of Layers 4-7
1:173-year Probable Maximum Loss2
1:3.7-year Probable Maximum Loss2
Reinsurance Coverage
Risk Retained by Assurant
M = in Millions
$366.1M
$96.1M
90% of $270.0M excess of $96.1M
Risk Retained by Assurant
Estimated 2019 Florida Hurricane Catastrophe Fund
Per Occurrence U.S. CAT Reinsurance Program

(1)
2019 Catastrophe Reinsurance Program also includes coverage in the Caribbean of up to $177.5 million in excess of $17.5 million, and the extension of our 2018 Latin America protection of up to $427.5 million in excess of $4.5 million which will renew in full on August 1, 2019. Renewals subject to changes in coverage amount, retention and cost.

(2)	Probable Maximum Loss is projected based on estimated December 31, 2019 exposure and a blend of industry modeling tools. Actual losses may differ materially from projections.

(3)	Actual reinsurance premiums will vary if exposure changes significantly from estimates or if reinstatement premiums are required due to catastrophe events.
About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance and lender-placed homeowners insurance. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future. Learn more at assurant.com or on Twitter @AssurantNews.

Safe Harbor Statement
Some of the statements included in this news release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or review any forward-looking statements included in this news release, whether as a result of new information, future events or other developments. For a detailed discussion of risk factors that could affect our results, please refer to the risk factors identified in our annual and periodic reports filed with the U.S. Securities and Exchange Commission.

Media Contacts:
Linda Recupero
Senior Vice President, Enterprise Communication
212.859.7005
linda.recupero@assurant.com

David Blumenthal
Assistant Vice President, Enterprise Communication
770.763.1073
david.blumenthal@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Director, Investor Relations
212.859.5831
sean.moshier@assurant.com